                                                                Exhibit 10.1

                          AGREEMENT AND GENERAL RELEASE

            THIS AGREEMENT made this 2nd day of December 1998 by and between LYDALL, INC. (the "Company") and LEONARD R. JASKOL (the "Executive").

                              W I T N E S S E T H :

            WHEREAS, the Company and the Executive entered into an Agreement dated March 1, 1995 (the "1995 Agreement") relating to the Executive's employment as Chairman, President and Chief Executive Officer of the Company (a copy of which is attached hereto); and

            WHEREAS, the Executive has expressed his willingness effective as of December 2, 1998 to voluntarily resign from these positions as well to voluntarily resign from his membership on the Board of Directors, and the Company is willing to accept such resignations; and

            WHEREAS, in connection with such resignations, the Executive and the Company have agreed to modify the 1995 Agreement as hereinafter set forth and otherwise to fully and finally settle all matters between them to date, including any issues that might arise out of the Executive's employment or the termination of his employment;

            NOW, THEREFORE, the Company and the Executive, in consideration of the mutual covenants and promises contained herein, agree as follows:

2

      1. Resignation: On December 2, 1998 and effective as of that date, the Executive shall tender his resignation as Chairman and Chief Executive Officer of the Company and shall tender his resignation as a Director.

      2. Modification of 1995 Agreement. Effective upon the Executive's resignation on December 2, 1998 in accordance with Section 1 above, the Company and the Executive agree as follows with respect to the 1995 Agreement (and the 1995 Agreement shall be deemed amended accordingly):

            a. The Executive's resignation shall be considered as a termination pursuant to Paragraph 4(a) of the 1995 Agreement (other than for cause).

            b. The Executive's rate of "Annual Salary" for purposes of Paragraph 8 of the 1995 Agreement shall be $780,000 per annum.

            c. The "Employment Period" for purposes of the 1995 Agreement shall be the 30-month period beginning on December 2, 1998 and ending on June 1, 2001 (subject to earlier termination to the extent provided in clause (a) or (c) of Paragraph 6 of the 1995 Agreement).

            d. Exhibit A of the 1995 Agreement shall be modified to list only the following Fringe Benefits:

                  (i)   Medical Benefits

                        a. Lydall, Inc. Health Care Payment Plan for Salaried Employees (includes dental benefits)

                        b.    Lydall, Inc. Executive Medical Reimbursement Plan

                  (ii)  Life Insurance

                        a.    Executive Life Insurance Plan

                        b. Individual whole life polices (Formerly Senior Officer Life Plan)

3

                  (iii) Retirement Plans

                        a.    Lydall, Inc. Pension Plan No. 1A

                        b.    Lydall, Inc. Profit Sharing Plan No. 1

                        c.    Lydall, Inc. 401(k) Plan

                        d.    Lydall, Inc. Supplemental Executive Retirement
                              Plan

                  (iv)  Stock Plans

                        All of Executive's options outstanding on December 2, 1998 under the Lydall, Inc. 1982 Stock Incentive Compensation Plan and the Lydall, Inc. 1992 Stock Incentive Compensation Plan

                        e. For the purpose only of determining the period during
                  which the medical benefits described in Section 2 (d)(i) above shall be available to the Executive, the 30-month "Employment Period" described in Section 2(c) above shall be treated as extended until the date on which the Executive attains age 70, provided, however, that (i) on and after the date on which the Executive attains age 66, the Executive shall be required to pay 50 percent of the cost of such medical coverage (but if the Company self-insures, in no event more than 50 percent of the COBRA rate applicable under the Company's group medical plan), (ii) at such time as the Executive attains the earliest age at which the Executive may qualify for Medicare, the Executive shall enroll in Medicare Part A and Part B and shall be required to continue such enrollment as a condition for the continued applicability of this subsection (e), and (iii) to the extent consistent with applicable law, the Company's medical plans may be secondary to Medicare.

                        f. Any stock options described in Section 2(d)(iv)

4

                  above that have not otherwise become exercisable by the end of the Employment Period as defined in Section 2(c) above shall become immediately exercisable on the last day of such Employment Period. Any options described in Section 2(d)(iv) above which are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code and which have note been exercised prior to the end of the Employment Period as defined in Section 2(c) above shall remain exercisable for a period of one year after the end of such Employment Period (but not beyond the term of such option).

                        g. The Company during the Employment Period as defined
                  in Section 2(c) above shall provide to the Executive at the Company's expense tax preparation services comparable to those provided by the Company to the Executive prior to the date of this Agreement.

                        h. The Company shall forgive the outstanding loans from
                  the Company to the Executive existing on the date of the Agreement and all accrued interest thereon.

                        i. If the Company determines that it is unable to
                  provide any Fringe Benefits listed in Section 2(d) above under the terms of the applicable plan, the Company shall provide substantially comparable benefits in some other manner; provided, however, that on and after the date on which the Executive attains age 66, the Company shall use its best efforts to provide the medical coverage pursuant to Section 2(e) above in the most cost-effective manner.

                        j. For purposes of determining the Executive's "Final
                  Average Compensation" pursuant to the Company's Supplemental Executive Retirement Plan, the Executive's last day of employment shall be the last day of the "Employment Period" described in Section 2(c) above.

5

                        k. Except as modified as set forth above, the 1995
                  Agreement shall remain in full force and effect.

      3. Additional Benefits. The Executive understands and agrees that the consideration described in Section 2 above is more than the Executive would otherwise be entitled to under the Company's existing plans and policies.

      4. No Disparagement.

            a. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and the Company, the Executive agrees and promises that he will not make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers or potential customers.

            b. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and the Company, the Company agrees and promises that neither it nor its directors or officers will make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of the Executive or any member of his family or which

6

            would interfere in any way with the future business relationships of the Executive.

      5. Release and Discharge.

            a. In consideration of the payments and benefits to the Executive under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances before the date of execution of this Agreement ("Claims") which the Executive has, ever had or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment or the termination of the Executive's employment with the Company or the manner of said termination; provided, however, that this Section 5(a) shall not apply to any of the obligations of the Company specifically provided for in this Agreement or the 1995 Agreement (as modified by this Agreement). This Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Company and/or any of its subsidiaries, shareholders, officers, directors, agents, and employees, past or present, and their respective heirs, successors and assigns (collectively, the "Releasees"), including, without limitation - -

                  (i) any Claims arising out of any employment

7

            agreement or other contract, side-letter, resolution, promise or understanding of any kind, whether written or oral or express or implied;

                  (ii) any Claims arising under the Age Discrimination in
            Employment Act ("ADEA"), as amended, 29 U.S.C. ss.ss.621 et seq.;
            and

                  (iii) any Claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract or tort law, rule, regulation, order or decision, including, without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. ss.ss.12101 et seq., and Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss.ss.2000e et seq., and as each of these laws have been or will be amended, except to the extent that any governmental authority or other third party, i.e., other than one of the Releasees, files a charge or institutes an investigation, lawsuit or any preceeding against the Executive based on any event, occurrence or omission during the period of the Executive's employment with the Company, in which case the Executive will be permitted to implead or bring a court action against the Company and/or any or the Releases for indemnification of any liability or other appropriate remedy, provided such impleader or court action would be available but for this Agreement.

            Notwithstanding anything to the contrary in this Section 5(a), the Executive does not release (i) any claim he many have under any employee benefit plan in which he was a participant during his employment with the Company for the payment of a benefit thereunder to which he would be entitled in respect to his employment through December 2, 1998 in accordance with the terms of such plan or (ii) any claim that he may have under this Agreement or the 1995 Agreement as modified by this Agreement.

            The Executive understands that this Agreement affects significant rights and represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement, and that he has been advised to consult with and had in fact consulted with legal counsel

8

            before entering into this Agreement.

      b. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company, the Company knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances before the date of execution of this Agreement ("Claims") which the Company has, ever had or may have; provided, however, that this
      Section 5(b) shall not apply to any of the obligations of the Executive specifically provided for in this Agreement or the 1995 Agreement (as modified by this Agreement). This Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Executive, except to the extent that any governmental authority or other third party, i.e., other than the Executive, files a charge or institutes an investigation, lawsuit or any proceeding against the Company based on any event, occurrence or omission during the period of the Executive's employment with the Company, in which case the Company will be permitted to implead or bring a court action against the Executive for indemnification of any liability or other appropriate remedy, provided such impleader or court action would be available but for this Agreement.

Notwithstanding anything to the contrary in this Section 5(b), the Company does not release any

9

claim that the Company may have under this Agreement or the 1995 Agreement as modified by this Agreement.

      6. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws.

            IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

LYDALL, INC.


                                                  ------------------------------
                                                        Leonard R. Jaskol


By
   ----------------------------------
Roger M. Widmann, Chairman,
Compensation and Stock Option
Committee